EXHIBIT 10.18

CONSULTING AND MANAGEMENT AGREEMENT

Consulting Agreement (the "Agreement") made this 3rd day of January 2007 by and between Capital One Resource Co., Ltd., Rm 51, 5th Floor, Britannia House, Jalan Cator, Bandar Seri Begawan BS 8811, Negara Brunei Darussalam, a wholly owned subsidiary of CDI Shanghai Management Company, Limited, a business consultant in China (the “Consultant”) and Dragon International Group Corp., a Nevada corporation (the "Company").

WITNESSETH:

A.          Dragon International Group Corp. desires to engage the services of Consultant as a subcontractor. As subcontractor, Dragon International Group Corp. will look to the Consultant for introductions and advice as it relates to the general business activities of the Company.

Consultant is desirous of performing such services on behalf of Dragon International Group Corp.

B.          NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the parties hereto agree as follows:

1.              Consulting Services.

a              Upon the terms and subject to the conditions contained in this Agreement, Consultant hereby agrees that he shall, during the term of this Agreement, will undertake the performance of services as outlined in this Agreement.

b              Upon the terms and subject to the conditions contained in this Agreement, Consultant hereby agrees that he shall, during the term of this Agreement, will support the Company in the following areas:

i.	General business consulting
ii.	Identification, evaluation and structure of potential mergers and acquisitions
iii.	Financial and accounting management
iv.	SEC filings
v.	Investor relations
vi.	Auditing assistance
vii.	Public relation including press release

2.           Term.  The Agreement shall be for a term of twelve (12) months from the date hereof. This Agreement may be extended for an additional twelve (12) months upon the mutual agreement of both Company and the Consultant

3.         Compensation.

a              Company shall issue to Consultant 9,000,000 shares of common stock of Dragon International Group Corp. (OTCBB: DRGG).  2,000,000 DRGG shares are to be issued upon signing this agreement and 2,000,000 shares are to be issued upon completion of $1.5 million raise. 5,000,000 shares are to be issued upon effectiveness of SB-2 registration.

b              Discretionary Award Fees.  At the discretion of the Company, this agreement provides for the payment of fees payable to the Consultant. At the mutual agreement of Company and the Consultant, Company can pay to Consultant fees in either readily available funds or other marketable securities.

4.           Indemnification.  Consultant shall not be liable to the Company or to any officer, director, employee, stockholders, or creditor of the Company, for any act or omission in the course of or in connection with the provision of advice or assistance hereunder.  The Company agrees to and shall defend, indemnify and hold Consultant harmless from and against any and all suits, claims, demand, causes of action, judgment damages, expenses and liability, (including court costs and attorney’s fees paid in the defense of Consultant) which may in any way result from services provided by Consultant pursuant to or in connection with this Agreement.

5.           Termination.  Either party may terminate this Agreement upon the giving of thirty (30) days’ prior written notice, but no such termination shall affect the non refundable retainer pursuant to Paragraph 3 hereof.

6.           Entire Agreement.  This Agreement contains the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

7.           Waivers and Amendments.  This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance.  No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.  The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which any party may otherwise have at law or in equity.

8.           Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of Nevada applicable to agreements made and to be performed entirely within such State.

9.           Severability of Provisions.  The invalidity or unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement or other provision of this Agreement shall in no way affect the validity or enforcement of any other provision or any part thereof.

10.           Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed, shall constitute an original copy hereof, but all of which together shall consider but one and the same document.

11.           Other Activities.  Nothing contained herein shall prevent Consultant from acquiring or participating in a transaction of any kind with any other entity. Such transaction may be acquired at a price and upon terms and conditions more or less favorable than those offered to Company.

12.           Disclaimer. Consultant acknowledges that he has relied upon the information provided by Company. Consultant has in entering into this Agreement, relied on the warranties or representations made by Company, its officers, directors, agents, legal counsel or accountants concerning Company and/or its stock as to matters past, present or future.

13.           Natural Disaster.  In the event that any obligation of either party is prevented or delayed by circumstances of natural disaster, such party will be excused from any failure to perform any such obligation under this Agreement to the extent that such failure is caused by any such circumstances.

14.           Non-Solicitation of Consultant's Employees:  Company agrees not to knowingly hire or solicit Consultant's employees during performance of this Agreement and for a period of two years after termination of this Agreement without Consultant's written consent.

15.           Mediation and Arbitration:  If a dispute arises under this Agreement, the parties agree to first try to resolve the dispute with the help of a mutually agreed-upon mediator in Palm Beach County, FL. Any costs and fees other than attorney fees associated with the mediation shall be shared equally by the parties. If the dispute is not resolved through mediation, the parties agree to submit the dispute to binding arbitration in Florida under the rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrator may be entered in any court with jurisdiction to do so.

16.           Attorney Fees:  If any legal action is necessary to enforce this Agreement, the prevailing party shall be entitled to reasonable attorney fees, costs and expenses.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

Dragon International Group Corp. /s/ David Wu Sign name David Wu Print name 1/3/2007 [Date]	CDI Shanghai Management Co., Ltd. /s/ Xiaowen Zhuang Sign name Xiaowen Zhuang Print name 1/3/2007 [Date]